EXHIBIT 99.2

JOINT FILER INFORMATION

Item	Information
Name:	Banc of America Preferred Funding Corporation
Address:	214 North Tryon Street Charlotte, North Carolina 28255
Date of Event Requiring Statement (Month/Day/Year):	August 15, 2022
Issuer Name and Ticker or Trading Symbol:	Neuberger Berman New York Municipal Fund Inc. (NBO)
Relationship of Reporting Person(s) to Issuer:	10% Owner
If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable
Individual or Joint/Group Filing:	Form filed by More than One Reporting Person
Signature:	Banc of America Preferred Funding Corporation

By:	/s/ Michael Jentis
Name:	Michael Jentis
Name:	Michael Jentis
Title:	Authorized Signatory
Date:	August 17, 2022